Exhibit 3.1(b)

                            CERTIFICATE OF CORRECTION

                                     TO THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      NORTH ATLANTIC TRADING COMPANY, INC.

                     North Atlantic Trading Company, Inc. (the "Corporation"), a
corporation   organized  and  existing  under  and  by  virtue  of  the  General
Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

                     1. The name of the Corporation is North Atlantic Trading Company, Inc.

                     2. The Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 19, 1998, and said Restated Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

                     3. The inaccuracy or defect of said Restated Certificate of Incorporation to be corrected is that the Restated Certificate of Incorporation does not specifically include the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12% Senior Exchange Payment-In-Kind Preferred Stock, and Qualifications, Limitations and Restrictions Thereof filed with the Secretary of State of the State of Delaware on July 22, 1997.

                     4. The Restated Certificate of Incorporation is corrected to read in its entirety as set forth on Exhibit A hereto.


                     IN WITNESS WHEREOF, David I. Brunson, the President of the Corporation has caused this Certificate of Correction to be executed as of the 28th day of June, 2002.


                                                    /s/ David I. Brunson
                                                    ---------------------------
                                                    David I. Brunson
                                                    President

                                                                      EXHIBIT A
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF

                      NORTH ATLANTIC TRADING COMPANY, INC.

                                   ----------

                     North Atlantic Trading Company, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                     FIRST: The name of the corporation is North Atlantic Trading Company, Inc. (the "Corporation"). The Corporation was originally incorporated under the name "North Atlantic Trading Acquisition Company, Inc." and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 19, 1997.

                     SECOND: This Restated Certificate of Incorporation, which restates and further amends the provisions of the Certificate of Incorporation, was duly adopted by written consent of the Board of Directors and a majority of the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

                     THIRD: The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                    ARTICLE 1.

                                      NAME

                     The name of the corporation is North Atlantic Trading Company, Inc. (the "Corporation").

                                   ARTICLE 2.

                                REGISTERED OFFICE

                     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.


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
                                   ARTICLE 3.

                                    PURPOSES

                     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                   ARTICLE 4.

                                  CAPITAL STOCK

                     4.1 Total Authorization. The Corporation shall have authority to issue Seven Million Five Hundred Thousand (7,500,000) shares of capital stock which shall be divided into classes of voting common stock, non-voting common stock and preferred stock as follows:

                     (a) Seven Hundred Fifty Thousand (750,000) shares of voting common stock, par value $.01 per share ("Voting Common Stock").

                     (b) Seven Hundred Fifty Thousand (750,000) shares of non-voting common stock, par value $.01 per share ("Non-Voting Common Stock"; and together with the Voting Common Stock, the "Common Stock").

                     (c) Six Million (6,000,000) shares of preferred stock, par value $.01 per share ("Exchange Preferred Stock").

                     4.2 General Provisions. Except as otherwise required by law, and except as provided in this Article 4 as to (i) the voting powers and
(ii) certain rights of conversion and the qualifications or restrictions thereof, all shares of each class of Common Stock shall be of equal rank and shall be identical in all respects. Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

                     4.3 Voting Powers.

                     4.3.1 General. Subject to the provisions of applicable law or of the By-laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Exchange Preferred Stock, the holders of outstanding shares of Voting Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Voting Common Stock being entitled to one vote for each share of Voting Common Stock standing in his name on the books of the Corporation.


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
                     4.3.2 Non-Voting Common Stock. The holders of Non-Voting Common Stock shall not have or be entitled to any voting rights or powers, either general or special, except as required by law.

                     4.3.3 Increase in Common Stock. The authorized number of shares of any class of Common Stock may be increased or decreased (but not below the number of shares then outstanding) upon the affirmative vote of the holders of a majority in voting power of the outstanding Voting Common Stock entitled to vote (irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto)) without the necessity for any separate class vote thereon by the holders of any class of Common Stock.

                     4.3.4 Optional Conversion. Subject to and upon compliance with the provisions of the second paragraph of this Section 4.3.4, shares of Common Stock may be converted as follows: (i) upon sixty-one (61) days' prior written notice to the Corporation, any holder of shares of Non-Voting Common Stock may convert all or any portion of such shares into an equal number of shares of Voting Common Stock and (ii) upon ten (10) days' prior written notice to the Corporation, any holder of shares of Voting Common Stock may convert all or any portion of such shares into an equal number of shares of Non-Voting Common Stock (each such conversion pursuant to clause (i) or (ii) above being referred to as, an "Optional Conversion).

                     Each Optional Conversion shall be effected by the surrender of the certificate or certificates representing the shares to be converted ("Surrendered Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Surrendered Shares) at any time during its usual business hours, together with written notice by the holder of such Surrendered Shares, stating that such holder desires to convert the Surrendered Shares, and specifying a stated number of the shares represented by such certificate or certificates as described in clause (i) or (ii) of the preceding paragraph of this Section 4.3.4 that such holder desires to convert (for purposes of this Section 4.3.4, such Surrendered Shares being converted are referred to as, the "Issued Shares"). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Issued Shares are to be issued and shall include instructions for the delivery thereof. Promptly after such surrender, receipt of such written notice and the expiration of the applicable notice period under clause (i) or (ii) of the preceding paragraph of this Section, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates evidencing the Issued Shares issuable upon such conversion, and the Corporation will deliver to the converting holder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the rights of the holder of the Surrendered Shares as such holder shall cease and the person or persons in whose name or names the certificate or certificates representing the Issued Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Issued Shares. Upon issuance of shares in accordance with this Section 4.3.4, such Issued Shares shall be duly authorized, validly issued, fully paid and non-assessable.

                     4.3.5 Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock and Non-Voting Common Stock, solely for the purpose of issuance upon the conversion or re-conversion of shares of Voting Common Stock and Non-Voting Common Stock, such number of shares of such class as are then issuable upon the conversion of all outstanding shares of Voting Common Stock and Non-Voting Common Stock.

                     4.3.6 Stock Splits; Adjustments. If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of any class of Common Stock, then the outstanding shares of all other classes of Common Stock shall be subdivided or combined, as the case may be, to the same extent, share and share alike, and effective provision shall be made for the protection of the conversion rights hereunder.

                     In case of any reorganization, reclassification or change of shares of any class of Common Stock (other than a change in par value or from par to no par value as a result of a subdivision or combination), or in case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving corporation and which does not result in any reclassification or change of outstanding shares of any class of Common Stock), each holder of any shares of any class of Common Stock shall have the right at any time thereafter, to convert such shares into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation or merger by a holder of the number of shares of any class of Common Stock, as the case may be, which might otherwise have been converted immediately prior to such reorganization, reclassification, change consolidation or merger.

                     4.3.7 No Charge. The issuance of a certificate for shares of any class of Common Stock upon conversion of shares of any other class of Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery to the holder of the Common Stock converted.

                     4.4 Exchange Preferred Stock. Shares of Exchange Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Exchange Preferred Stock authorized by this Certificate of Incorporation.

                     Each series of Exchange Preferred Stock shall be distinctly designated. Except in respect of the particulars fixed for series by the Board of Directors as permitted hereby, all shares shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting powers, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Exchange Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware.

                     4.5 Senior Exchange Preferred Stock. Pursuant to authority conferred by this Article 4 upon the Board of Directors of the Corporation, the Board of Directors created a series of 6,000,000 shares of Exchange Preferred Stock designated as 12% Senior Exchange Payment-in-Kind Preferred Stock (the "Senior Exchange Preferred Stock") by filing a Certificate of Designation of the Corporation with the Secretary of State of the State of Delaware on July 22, 1997, and the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the Senior Exchange Preferred Stock of the Corporation are as set forth in Annex 1 hereto and are incorporated herein by reference.

                                   ARTICLE 5.

                                     BY-LAWS

                     In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any by-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

                                   ARTICLE 6.

                                 INDEMNIFICATION

                     6.1 Director's Liability. A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto, or
(iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this Section 6.1 nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Section 6.1 shall eliminate or reduce the effect of this Section 6.1 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 5.1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                     6.2 Corporation's Power to Indemnify. The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

                                                                       ANNEX 1

                    CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,

                    OPTIONAL AND OTHER SPECIAL RIGHTS OF 12%

                SENIOR EXCHANGE PAYMENT-IN-KIND PREFERRED STOCK,

            AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

                         Pursuant to Section 151 of the

                General Corporation Law of the State of Delaware

                     North Atlantic Trading Company, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, duly approved and adopted the following resolution (the "Resolution"):

                               RESOLVED, that, pursuant to the authority vested
                     in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 12% Senior Exchange Payment-In-Kind Preferred Stock, par value $.01 per share, with a stated value of $25.00 per share, consisting of 6,000,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

                     (a) Designation. There is hereby created out of the authorized and unissued shares of the Corporation's class of Exchange
Preferred Stock (as defined in the Certificate of Incorporation) a series of Preferred Stock designated as the "12% Senior Exchange Payment-In-Kind Preferred Stock." The number of shares constituting such series shall be 6,000,000 and are referred to herein as the "Senior Exchange Preferred Stock." Such number of shares of Senior Exchange Preferred Stock as may be necessary to be publicly offered in exchange for the Senior Preferred Stock as contemplated by the Registration Rights Agreement shall be initially issued with the additional shares reserved for issuance in accordance with paragraph (c)(i) hereof.

                     (b) Rank. The Senior Exchange Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation, rank senior to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created other than as permitted in the following sentence (collectively, referred to as "Junior Stock"). The Corporation may not issue any class or series of Capital Stock that ranks (x) on a parity with the Senior Exchange Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution (collectively, referred to as "Parity Stock") that was not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof (to the extent such approval is required) or (y) senior to the Senior Exchange Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Stock") that was not approved by the Holders in accordance with paragraph (f)(ii)(B) hereof.

                     (c) Dividends.

                               (i) Beginning on the Issue Date, the Holders of
                     the outstanding shares of Senior Exchange Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends (the "Regular Dividends") on each share of Senior Exchange Preferred Stock, at a rate per annum equal to 12% of the liquidation preference per share of the Senior Exchange Preferred Stock, payable quarterly; provided that so long as a Triggering Event shall have occurred and be continuing, additional dividends will accumulate on the Senior Exchange Preferred Stock at a rate per annum of 2% of the liquidation preference per share of the Senior Exchange Preferred Stock, payable quarterly; and provided further, that the Regular Dividend rate per annum is subject to increase as provided for in clause (vi) below. All Regular Dividends shall be cumulative, whether or not earned or declared, on a daily basis from the date of issuance of the Senior Exchange Preferred Stock and shall be payable quarterly in arrears on each Regular Dividend Payment Date, commencing on the first Regular Dividend Payment Date after the Issue Date. Regular Dividends (including Additional Dividends, if any) accumulating on or prior to June 15, 2002 may be paid, at the Corporation's option, either in cash or by the issuance of additional shares of Senior Exchange Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such Regular Dividends (but not less than $1.00). In the event that on or prior to June 15, 2002 Regular Dividends are declared and paid through the issuance of additional shares of Senior Exchange Preferred Stock as provided in the previous sentence, such Regular Dividends shall be deemed paid in full and shall not accumulate. Regular Dividends accumulating after June 15, 2002 must be paid in cash. Each Regular Dividend shall be payable, out of funds legally available therefor, to the Holders of record as they appear on the stock books of the Corporation on the Regular Dividend Record Date immediately preceding the related Regular Dividend Payment Date.


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
                               (ii) All Regular Dividends paid with respect to
                     shares of the Senior Exchange Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

                               (iii) Regular Dividends accruing after June 15,
                     2002 on the Senior Exchange Preferred Stock for any past Dividend Period and Regular Dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any Regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation.

                               (iv) So long as any share of the Senior Exchange
                     Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Stock or Parity Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any Junior Stock or Parity Stock whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Stock or Parity Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Senior Exchange Preferred Stock have been paid (or are deemed paid) in full.

                               (v) Regular Dividends payable on the Senior
                     Exchange Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. The amount of Additional Dividends will be determined consistent with the preceding sentence and by multiplying the applicable Additional Dividends by a fraction, the numerator of which is the number of days (not to exceed 90) such rate was applicable during any Dividend Period and the denominator of which is 360.

                               (vi) Additional Dividends shall become due and
                     payable with respect to the Senior Exchange Preferred Stock as set forth in the Registration Rights Agreement.

                     (d)       Liquidation Preference.

                               (i) The liquidation preference of the Senior
                     Exchange Preferred Stock shall be $25.00 per share. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Senior Exchange Preferred Stock then outstanding shall be entitled to be


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                     paid out of the assets of the Corporation available for
                     distribution to its stockholders an amount in cash equal to the liquidation preference for each share outstanding, plus, without duplication, (x) an amount in cash equal to accumulated and unpaid Regular Dividends and Additional Dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated Regular Dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any distribution is made on Junior Stock. Except as provided in the preceding sentence, Holders of Senior Exchange Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Senior Exchange Preferred Stock and all Parity Stock, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

                               (ii) For the purposes of this paragraph (d),
                     neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

                     (e) Redemption.

                               (i) Optional Redemption. Up to 35% of the
                     aggregate liquidation value of the Senior Exchange Preferred Stock will be redeemable, at the Corporation's option, at any time or in part from time to time, on or prior to June 15, 2000 out of the Net Cash Proceeds of one or more Equity Offerings by the Corporation so long as there is a Public Market at the time of such redemption, at a redemption price equal to 112% of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including but not limited to an amount in cash equal to a prorated dividend for the period from the immediately preceding Dividend Payment Date to the redemption date). After June 15, 2000 and prior to June 15, 2002, the Senior Exchange Preferred Stock is not redeemable. On or after June 15, 2002, the Senior Exchange Preferred Stock will be redeemable, at the Corporation's option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of liquidation preference) if redeemed during the twelve-month period commencing on June 15 of the applicable year set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including, but not limited, to an amount in cash equal to a prorated dividend


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                     for the period from the immediately preceding dividend
                     payment date to the Redemption Date):

                 Year                     Percentage
                 ----                     ----------

                 2002                     106.000%
                 2003                     104.000%
                 2004                     102.000%
          2005 and thereafter             100.000%

                     (ii) Mandatory Redemption. The Senior Exchange Preferred
                 Stock will be subject to mandatory redemption, subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor, in the manner provided in paragraph (e)(iii) hereof, in whole on June 15, 2007 at a redemption price equal to the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends to the date of redemption.

                     (iii) Procedures for Redemption. (A) At least thirty (30)
                 days and not more than sixty (60) days prior to the date fixed for any redemption of the Senior Exchange Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Senior Exchange Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Senior Exchange Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                             (1) whether the redemption is pursuant to
                 paragraph (e)(i) or (e)(ii) hereof;

                             (2) the redemption price;

                             (3) whether all or less than all the outstanding
                 shares of the Senior Exchange Preferred Stock are to be redeemed and the total number of shares of the Senior Exchange Preferred Stock being redeemed;

                             (4) the date fixed for redemption;

                             (5) that the Holder is to surrender to the
                 Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Senior Exchange Preferred Stock to be redeemed; and

                             (6) that dividends on the shares of the Senior
                 Exchange Preferred Stock to be redeemed shall cease to


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
                 accumulate on such Redemption Date unless the Corporation defaults in the payment of the redemption price.

                               (B) Each Holder of Senior Exchange Preferred
                     Stock shall surrender the certificate or certificates representing such shares of Senior Exchange Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                               (C) On and after the Redemption Date, unless the
                     Corporation defaults in the payment in full of the applicable redemption price, dividends on the Senior Exchange Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price; provided, however, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the redemption price.

                     (f) Voting Rights.

                               (i) The Holders of Senior Exchange Preferred
                     Stock, except as otherwise required under Delaware law or as set forth in paragraphs (ii), (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                               (ii) (A) So long as any shares of the Senior
                     Exchange Preferred Stock are outstanding, the Corporation shall not authorize or issue any class of Parity Stock without the affirmative vote or consent of Holders of at least a majority of the then outstanding shares of Senior Exchange Preferred Stock and Senior Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that no such vote or consent shall be necessary in connection with (i) issuance of additional shares of Senior Exchange Preferred Stock pursuant to the provisions of paragraph (c) of this Certificate of Designation, or pursuant to the provisions of paragraph (c) of the certificate of designation governing the Senior Preferred Stock; and provided further, however, that the Corporation may issue Parity Stock if after giving effect to such issuance the Consolidated Coverage Ratio is greater than
                     1.7 to 1.

                               (B) So long as any shares of the Senior Exchange
                     Preferred Stock are outstanding, the Corporation shall not authorize or issue any class of Senior Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Senior Exchange Preferred Stock and Senior Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                               (C) So long as any shares of the Senior Exchange
                     Preferred Stock are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Senior Exchange Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of (x) Senior Exchange Preferred Stock and Senior Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, if a corresponding amendment is to be made to the certificate of designation governing the Senior Preferred Stock which amendment, together with such amendment to this Certificate of Designation, affects the Senior Exchange Preferred Stock and Senior Preferred Stock identically in all material respects (a "Corresponding Amendment") or (y) Senior Exchange Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, if such amendment is not a Corresponding Amendment.

                               Notwithstanding the foregoing clauses (B) and
                     (C), any Restricted Subsidiary of the Corporation may consolidate with, merge into or transfer all or part of its properties and assets to the Corporation.

                               For purposes of the foregoing, the transfer (by
                     lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

                               (iii) (A) If (i) after June 15, 2002, dividends
                     on the Senior Exchange Preferred Stock required to be paid in cash are in arrears and unpaid or (ii) the Corporation fails to redeem the Senior Exchange Preferred Stock on or before March 15, 2007 or fails to discharge any redemption obligation with respect to the Senior Exchange Preferred Stock or (iii) the Corporation fails to make a Change of Control Offer if such an offer is required by the provisions set forth under paragraph (h)(i) hereof or fails to purchase shares of Senior Exchange Preferred Stock from holders who elect to have such shares purchased pursuant to the Change of Control Offer or (iv) a breach or violation of any of the provisions described under paragraph (l) hereof occurs and the breach or violation continues for a period of 60 days or more after the Corporation receives notice thereof specifying the default from the holders of at least 25% of the shares of Senior Exchange Preferred Stock and Senior Preferred Stock then outstanding or (v) the Corporation fails to pay at the final Stated Maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Restricted Subsidiary of the Corporation, or the final Stated Maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final Stated Maturity giving effect to any extensions thereof) or which has been accelerated, aggregates $5,000,000 or more at any time, in each case, after a 20-day period during which such default shall not have been cured or such acceleration rescinded, then the number of directors constituting the board of directors of the Corporation will be adjusted to permit the holders of a majority of the then outstanding shares of Senior Exchange Preferred Stock and Senior Preferred Stock, voting together and as a class, to elect two directors to the Board of Directors of the Corporation. Such voting rights will continue until such time as, in the case of a dividend default, all accumulated and unpaid dividends on the Senior Exchange Preferred Stock are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied, cured or waived by the holders of at least a majority of the shares of Senior Exchange Preferred Stock and Senior Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through
                     (v) above is referred to herein as a "Triggering Event."

                               (B) The right of the Holders of Senior Exchange
                     Preferred Stock and Senior Preferred Stock voting together as a separate class to elect members of the Board of Directors as set forth in subparagraph (f)(iii)(A) above shall continue until such time as (x) in the event such right arises due to a failure to pay a dividend, all accumulated dividends that are in arrears on the Senior Exchange Preferred Stock and Senior Preferred Stock are paid in full in cash; and (y) in all other cases, the failure, breach or default giving rise to such Triggering Event is remedied, cured or waived by the holders of at least a majority of the shares of Senior Exchange Preferred Stock and Senior Preferred Stock then outstanding, at which time (1) the special right of the Holders of Senior Exchange Preferred Stock and Senior Preferred Stock so to vote as a class for the election of directors and (2) the term of office of the directors elected by the Holders of the Senior Exchange Preferred Stock and Senior Preferred Stock shall each terminate and the directors elected by the holders of Common Stock or Capital Stock (other than the Senior Exchange Preferred Stock and Senior Preferred Stock) shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Senior Exchange Preferred Stock and Senior Preferred Stock pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Senior Exchange Preferred Stock and Senior Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the shares of Senior Exchange Preferred Stock and Senior Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of the Senior Exchange Preferred Stock and Senior Preferred Stock, for the purpose of electing directors which such Holders are entitle to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Senior Exchange Preferred Stock and Senior Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Senior Exchange Preferred Stock and Senior Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

                               (C) At any meeting held for the purpose of
                     electing directors at which the Holders of Senior Exchange Preferred Stock and Senior Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Senior Exchange Preferred Stock and Senior Preferred Stock entitled to vote thereat shall be required to constitute a quorum of such Senior Exchange Preferred Stock and Senior Preferred Stock.

                               (D) Any vacancy occurring in the office of a
                     director elected by the Holders of Senior Exchange Preferred Stock and Senior Preferred Stock may be filled by the remaining director elected by the Holders of Senior Exchange Preferred Stock and Senior Preferred Stock unless and until such vacancy shall be filled by the Holders of Senior Exchange Preferred Stock and Senior Preferred Stock.

                               (iv) In any case in which the Holders of Senior
                     Exchange Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Senior Exchange Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Senior Exchange Preferred Stock held.

                     (g) Mergers and Consolidations. The Corporation shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless: (A) the resulting, surviving or transferee Person (the "Successor Corporation") shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Corporation (if not the Corporation) shall expressly assume, all the obligations of the Corporation with respect to the Senior Exchange Preferred Stock; (B) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Corporation or any Subsidiary of the Successor Corporation as a result of such transaction as having been incurred by the Successor Corporation or such Restricted Subsidiary at the time of such transaction), no Triggering Event shall have occurred and be continuing; (C) immediately after giving effect to such transaction, the Successor Corporation would be able to incur at least an additional $1.00 of Indebtedness pursuant to paragraph (l)(i); and (D) the Consolidated Net Worth of the resulting, surviving, or transferee corporation is not less than that of the Corporation immediately prior to the transaction.

                     (h) Change of Control.

                               (i) Within 20 days of the occurrence of a Change
                     of Control, the Corporation shall make an offer to purchase (the "Change of Control Offer") the outstanding Senior Exchange Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid Regular Dividends (including Additional Dividends, if any) thereon (including an amount in cash equal to a prorated Regular Dividend for the period from the immediately preceding Regular Dividend Payment Date to the Change of Control Payment Date) (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this paragraph (h).

                               (ii) Within 20 days of the occurrence of a Change
                     of Control, the Corporation also shall (i) cause a notice of the Change of Control to be sent at least once to the

                     Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to each holder of Senior Exchange Preferred Stock, at the address appearing on the stock books of the Corporation, a notice stating:

                               (1) that the Change of Control Offer is being
                     made pursuant to this paragraph (h) and that all Senior Exchange Preferred Stock tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

                               (2) the Change of Control Purchase Price and the
                     purchase date (which shall be a Business Day no earlier than 20 Business Days from the date such notice is mailed (the "Change of Control Payment Date"));

                               (3) that any Senior Exchange Preferred Stock not
                     tendered will continue to accumulate dividends;

                               (4) that, unless the Corporation defaults in the
                     payment of the Change of Control Purchase Price, any Senior Exchange Preferred Stock accepted for payment pursuant to the Change of Control offer shall cease to accumulate dividends after the Change of Control Payment Date;

                               (5) that holders accepting the offer to have
                     their Senior Exchange Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender their certificates representing Senior Exchange Preferred Stock to the Corporation at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

                               (6) that holders will be entitled to withdraw
                     their acceptance if the Corporation receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of Senior Exchange Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such Senior Exchange Preferred Stock purchased;

                               (7) that holders whose Senior Exchange Preferred
                     Stock is being purchased only in part will be issued new certificates representing the number of shares of Senior Exchange Preferred Stock equal to the unpurchased portion of the certificates surrendered; and

                               (8) any other procedures that a Holder must
                     follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

                               (iii) In the event that a Change of Control
                     occurs and the holders of Senior Exchange Preferred Stock exercise their right to require the Corporation to purchase Senior Exchange Preferred Stock, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Corporation will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

                               (iv) On the Change of Control Payment Date, the
                     Corporation shall (A) accept for payment the shares of Senior Exchange Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) promptly mail to the Holders of shares so accepted the Change of Control Purchase Price therefor and (C) cancel and retire each surrendered certificate and execute a new Senior Exchange Preferred Stock certificate equal to any unpurchased shares represented by a certificate surrendered. Unless the Corporation defaults in the payment for the shares of Senior Exchange Preferred Stock tendered pursuant to the Change of Control Offer, dividends shall cease to accrue with respect to the shares of Senior Exchange Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

                               (v) Prior to the mailing of the notice referred
                     to in paragraph (g)(ii), but in any event within 20 days following the date on which a Change of Control occurs, the Corporation covenants that, if the purchase of the Senior Exchange Preferred Stock would violate or constitute a default or be prohibited under the Indenture, the New Secured Credit Facilities or any other instrument governing Indebtedness outstanding at the time, then the Corporation will, to the extent needed to permit such purchase of Senior Exchange Preferred Stock, either (i) repay in full all Indebtedness under the Indenture, the New Senior Secured Facilities or any such other instrument, as the case may be, or (ii) obtain the requisite consents under the Indenture, the or any such other instrument, as the case may be, to permit the redemption of the Senior Preferred Stock as provided above. The Corporation will first comply with the covenant in the preceding sentence before it will be required to redeem Senior Exchange Preferred Stock pursuant to the provisions described above.

                     (i) Conversion or Exchange. The Holders of shares of Senior Exchange Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

                     (j) Reissuance of Senior Preferred Stock. Shares of Senior Exchange Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

                     (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

                     (l) Certain Additional Provisions.

                               (i) Limitation on Indebtedness. The Corporation
                     will not, and will not permit any Restricted Subsidiary of the Corporation to, directly or indirectly, incur any Indebtedness provided that the Corporation may incur Indebtedness if on the date thereof the Consolidated Coverage Ratio would be greater than 1.7 to 1.0.

                               Notwithstanding the foregoing paragraph, the
                     Corporation may Incur the following Indebtedness:

                               (A) Indebtedness Incurred pursuant to the New
                     Senior Secured Facilities (including, without limitation, any renewal, extension, refunding, restructuring, replacement or refinancing thereof referred to in the definition thereof); provided, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (i) does not exceed $150 million at any time outstanding less the aggregate principal amount thereof repaid with the net proceeds of Asset Dispositions (to the extent, in the case of a repayment of revolving credit indebtedness, the commitment to advance loans has been terminated);

                               (B) Indebtedness represented by Capitalized Lease
                     Obligations, mortgage financings or Purchase Money Indebtedness, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a Permitted Business or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause
                     (B) shall not exceed $5 million at any time outstanding;

                               (C) Indebtedness of the Corporation owing to and
                     held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Corporation or any Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Corporation or any Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof;

                               (D) Indebtedness represented by (t) the Notes,
                     (u) the Exchange Notes, (v) the Private Exchange Notes, (w) the New Senior Secured Facilities, (x) the Subsidiary Guarantees, (y) Existing Indebtedness and (z) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (D) or Incurred pursuant to the first sentence of paragraph (l)(i) above;

                               (E) (a) Indebtedness of a Restricted Subsidiary
                     Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Corporation (other than Indebtedness Incurred in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Corporation); provided, however, that at the time such Restricted Subsidiary is acquired by the Corporation, the Corporation would have been able to incur $1.00 of additional Indebtedness pursuant to this paragraph (l)(i) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (E) and (b) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (E);

                               (F) Indebtedness (a) in respect of performance
                     bonds, bankers' acceptances and surety or appeal bonds provided by the Corporation or any of its Restricted Subsidiaries to their customers in the ordinary course of their business, (b) in respect of performance bonds or similar obligations of the Corporation or any of its Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations and (c) arising from Guarantees to suppliers, lessors, licensees, contractors, franchisees or customers of obligations (other than Indebtedness) incurred in the ordinary course of business;

                               (G) Indebtedness under Currency Agreements and
                     Interest Rate Agreements; provided, however, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Corporation or its Restricted Subsidiaries (as determined in good faith by the Board of Directors of the Corporation) and correspond in terms of notional amount, duration, currencies and interest rates as applicable, to Indebtedness of the Corporation or its Restricted Subsidiaries Incurred without violation of the Indenture or to business transactions of the Corporation or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business;

                               (H) Indebtedness arising from agreements
                     providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credits, surety bonds or performance bonds securing any obligations of the Corporation or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business assets or Restricted Subsidiary of the Corporation (other than Guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiary of the Corporation for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Corporation or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (H) when taken together with all Indebtedness incurred pursuant to this clause (H) and then outstanding, shall not exceed $1 million;

                               (I) Indebtedness consisting of (a) Guarantees by
                     the Corporation without violation of the Indenture and (b) Guarantees by a Restricted Subsidiary of senior Indebtedness Incurred by the Corporation without violation of the Indenture (so long as such Restricted Subsidiary could have Incurred such Indebtedness directly without violation of the Indenture);

                               (J) Indebtedness arising from the honoring by a
                     bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business in an amount not to exceed $500,000 at any time, provided that such Indebtedness is extinguished within two business days of its incurrence; and

                               (K) Indebtedness (other than Indebtedness
                     described in clauses (A) - (J)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (K) and then outstanding, will not exceed $10 million (it being understood that any Indebtedness Incurred under this clause
                     (K) shall cease to be deemed Incurred or outstanding for purposes of this clause (K) (but shall be deemed to be Incurred for purposes of paragraph (i)) from and after the first date on which the Corporation or its Restricted Subsidiaries could have Incurred such Indebtedness under the foregoing paragraph (i) without reliance upon this clause (K).

                               In addition, the Corporation will not permit any
                     Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt.

                               (ii) Limitation on Restricted Payments. The
                     Corporation shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Corporation or any of its Restricted Subsidiaries) except

                     (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, and (B) dividends or distributions payable to the Corporation or a Wholly-Owned Subsidiary of the Corporation and (C) dividends (in cash or additional shares) of Senior Exchange Preferred Stock and Senior Preferred Stock), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Corporation (other than the Senior Exchange Preferred Stock and Senior Preferred Stock) or any Restricted Subsidiary of the Corporation held by Persons other than the Corporation or another Restricted Subsidiary of the Corporation (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock)),
                     (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment as described in preceding clauses (i) through (iv) being referred to as a "Restricted Payment"); if at the time the Corporation or such Restricted Subsidiary makes such Restricted Payment:

                               (1) The Corporation shall have paid a dividend,
                     on the most recent dividend payment date, by the issuance of additional Senior Exchange Preferred Stock; or

                               (2) a Triggering Event shall have occurred and be
                     continuing (or would result therefrom); or

                               (3) the Corporation is not able to incur an
                     additional $1.00 of Indebtedness pursuant to the first sentence of paragraph (l)(i); or

                               (4) the aggregate amount of such Restricted
                     Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter beginning on or after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate net proceeds received by the Corporation from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than net proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Corporation or an employee stock ownership plan or similar trust); provided, however, that the value of any non-cash net proceeds shall be as determined by the Board of Directors in good faith, except that in the event the value of any non-cash net proceeds shall be $1 million or more, the value shall be as determined in writing by an independent investment banking firm of nationally recognized standing;
                     (C) the amount by which Indebtedness of the Corporation is reduced on the Corporation's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Corporation) subsequent to the Issue Date of any Indebtedness of the Corporation Incurred subsequent to the Issue Date which is convertible or exchangeable for Capital Stock of the Corporation (less the amount of any cash, or other property, distributed by the Corporation upon such conversion or exchange); (D) the amount equal to the net reduction in Investments (other than Permitted Investments) made after the Issue Date by the Corporation or any of its Restricted Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets by such Person to the Corporation or any Restricted Subsidiary of the Corporation or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this clause
                     (D) to the extent it is already included in Consolidated Net Income; and (E) $10.0 million.

           The provisions of the foregoing paragraph shall not prohibit:

                               (1) any purchase or redemption of Capital Stock
                     or Subordinated Obligations of the Corporation made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Corporation (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause (3)
                     (B) of the foregoing paragraph;

                               (2) any purchase or redemption of Subordinated
                     Obligations of the Corporation made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Corporation in compliance with paragraph (l)(i); provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

                               (3) any purchase or redemption of Subordinated
                     Obligations from Net Available Cash to the extent permitted under Section 4.10 of the Indenture;

                               (4) dividends paid within 60 days after the date
                     of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

                               (5) payments to Bollore Technologies, S.A. which
                     payments shall not exceed $500,000 in any six month period and shall not exceed $2.5 million in the aggregate.

           provided, however, that no Triggering Event shall have occurred or be continuing at the time of such payment or as a result thereof.

                               For purposes of determining compliance with the
                     foregoing covenant, Restricted Payments may be made with cash or non-cash assets, provided that any Restricted Payment made other than in cash shall be valued at the fair market value (determined, subject to the additional requirements of the immediately succeeding proviso, in good faith by the Board of Directors) of the assets so utilized in making such Restricted Payment, provided, further that
                     (i) in the case of any Restricted Payment made with Capital Stock or Indebtedness, such Restricted Payment shall be deemed to be made in an amount equal to the greater of the fair market value thereof and the liquidation preference (if any) or principal amount of the Capital Stock or Indebtedness, as the case may be, so utilized, and (ii) in the case of any Restricted Payment in an aggregate amount in excess of $1 million, a written opinion as to the fairness of the valuation thereof (as determined by the Corporation) for purposes of determining compliance with paragraph (l)(ii) shall be issued by an independent investment banking firm of national standing.

                               (iii) Limitation on Restrictions on Distributions
                     from Restricted Subsidiaries. The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

                               (A) pay dividends or make any other distributions
                     on its Capital Stock or pay any Indebtedness or other obligation owed to the Corporation;

                               (B) make any loans or advances to the
                     Corporation; or

                               (C) transfer any of its property or assets to the
                     Corporation;

           except (in each case) for such encumbrances or restrictions existing under or by reason of:

                               (a) any encumbrance or restriction pursuant to an
                     agreement in effect at or entered into on the Issue Date, including the New Senior Secured Facilities;

                               (b) any encumbrance or restriction with respect
                     to such a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Corporation and outstanding on such date (other than indebtedness issued in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Corporation or was acquired by the Corporation);

                               (c) any encumbrance or restriction with respect
                     to such a Restricted Subsidiary pursuant to an agreement evidencing Indebtedness Incurred without violation of the Indenture or effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in clauses (a) or (b) or this clause (c) or contained in any amendment to an agreement referred to in clauses (a) or (b) or this clause
                     (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any of such agreement, refinancing agreement or amendment, taken as a whole, are no less favorable to holders of the Senior Preferred Stock in any material respect, as determined in good faith by the Board of Directors of the Corporation, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements in effect at, or entered into on, the Issue Date;

                               (d) in the case of clause (C) above, any
                     encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Corporation or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement or (D) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Corporation or any of its Subsidiaries in any manner material to the Corporation or any such Restricted Subsidiary;

                               (e) in the case of clause (C) above, restrictions
                     contained in security agreements, mortgages or similar documents securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements;

                               (f) in the case of clause (C) above, any
                     instrument governing or evidencing Indebtedness of a Person acquired by the Corporation or any Restricted Subsidiary of the Corporation at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; provided, however, that such Indebtedness is not incurred in connection with or in contemplation of, such acquisition.

                               (g) any restriction with respect to such a
                     Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

                               (h) encumbrances or restrictions arising or
                     existing by reason of applicable law.

                               (iv) Limitation on Affiliate Transactions. The
                     Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Corporation, other than a Wholly-Owned Subsidiary (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Corporation or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $1 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Corporation and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $2 million, the Corporation has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Corporation or such Restricted Subsidiary, as the case may be, from a financial point of view.

                               The foregoing paragraph shall not apply to (i)
                     any Restricted Payment permitted to be made pursuant to paragraph (l)(ii) hereof, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Corporation, (iii) loans or advances to employees in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries in aggregate amount outstanding not to exceed $1,500,000 at any time, (iv) any transaction between Wholly-Owned Subsidiaries, (v) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Corporation and its Restricted Subsidiaries, in each case in the ordinary course of business, (vi) transactions pursuant to agreements in existence on the Issue Date which are (x) described in the Corporation's offering memorandum dated June 18, 1997 or (y) otherwise, in the aggregate, immaterial to the Corporation and its Restricted Subsidiaries taken as a whole, (vii) any employment, non-competition or confidentiality agreements entered into by the Corporation or any of its Restricted Subsidiaries with its employees in the ordinary course of business and
                     (viii) the issuance of Capital Stock of the Corporation (other than Disqualified Stock).

                               (v) Limitation on Preferred Stock of Restricted
                     Subsidiaries. The Corporation will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (except Preferred Stock to the Corporation or a Restricted Subsidiary) or permit any person (other than Corporation or a Restricted Subsidiary) to hold any such Preferred Stock unless the Corporation or Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under paragraph (l)(i) in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

                     (m) SEC Reports. The Corporation will provide to the holders of the Senior Exchange Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Corporation files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Corporation is not required to file such reports with the Commission pursuant to the Exchange Act, the Corporation will nevertheless deliver such Exchange Act information to the holders of the Senior Exchange Preferred Stock within 15 days after it would have been required to file it with the Commission.

                     (n) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                     "Additional Dividends" has the meaning set forth in the Registration Rights Agreement.

                     "Affiliate" of any specified person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                     "Affiliate Transaction" shall have the meaning ascribed to it in paragraph l(iv) hereof.

                     "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of (or any other equity interests in) a Restricted Subsidiary (other than directors' qualifying shares) or of any other property or other assets (each referred to for the purposes of this definition as a "disposition") by the Corporation or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Corporation or by the Corporation or a Restricted Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business, (iii) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Corporation and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (iv) that were consummated since the beginning of the calendar year in which such disposition is consummated, do not exceed $1 million, and (v) transactions permitted under paragraph (g) above. Notwithstanding anything to the contrary contained above, a Restricted Payment made in compliance with the "Limitation on Restricted Payments" covenant shall not constitute an Asset Disposition except for purposes of determinations of the Consolidated Coverage Ratio (as defined) and the Leverage Ratio (as defined).

                     "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

                     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

                     "Board of Directors" shall have the meaning ascribed to it in the first paragraph of this Certificate of Designation.

                     "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

                     "Capital Stock" of any Person means any and all shares, partnership or other equity interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

                     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

                     "Certificate of Designation" means this Certificate of Designation creating the Senior Exchange Preferred Stock.

                     "Change of Control" means (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation and its Subsidiaries; or (ii) a majority of the Board of Directors of the Corporation or of any direct or indirect holding company thereof shall consist of Persons who are not Continuing Directors of the Corporation, as the case may be; or (iii) the acquisition by any Person or group of related Persons (other than the Management Group) for purposes of Section 13(d) of the Exchange Act, of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Corporation or of any direct or indirect holding company thereof.

                     "Change of Control Offer" shall have the meaning ascribed to it in paragraph (h)(i) hereof.

                     "Change of Control Payment Date" shall have the meaning ascribed to it in paragraph (h)(ii)(2) hereof.

                     "Change of Control Purchase Price" shall have the meaning ascribed to it in paragraph (h)(i) hereof.

                     "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

                     "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense,
(ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, and (v) all other non-cash items reducing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period prior to the Stated

Maturity of the Notes or amortization of a prepaid cash expense that was paid in a prior period) and less, to the extent added in calculating Consolidated Net Income, non-cash items (excluding such non-cash items to the extent they represent an accrual for cash receipts reasonably expected to be received prior to the Stated Maturity of the Notes), in each case for such period. Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Subsidiary of the Corporation shall be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

                     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (A) if the Corporation or any of its Restricted Subsidiaries has incurred any Indebtedness since the beginning of such period and through the date of determination of the Consolidated Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (1) such Indebtedness as if such Indebtedness had been incurred on the first day of such period (provided that if such Indebtedness is incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness (as determined in good faith by the Board of Directors of the Corporation) shall be deemed outstanding for purposes of this calculation), and (2) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (B) if since the beginning of such period any Indebtedness of the Corporation or any of its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period, (C) if since the beginning of such period the Corporation or any of its Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be (1) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Corporation or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Corporation and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary of the Corporation is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Corporation and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale) and (2) increased by interest income attributable to the assets which are the subject of such Asset Disposition for such period, (D) if since the beginning of such period the Corporation or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary of the Corporation (or any Person which becomes a Restricted Subsidiary of the Corporation as a result thereof) or an acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Corporation or was merged with or into the Corporation or any Restricted Subsidiary of the Corporation since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Corporation or a Restricted Subsidiary of the Corporation during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

                     "Consolidated Interest Expense" means, for any period, the total interest expense of the Corporation and its Restricted Subsidiaries determined in accordance with GAAP, plus, to the extent not included in such interest expense (i) interest expense attributable to Capitalized Lease Obligations, (ii) amortization of debt discount, (iii) capitalized interest,
(iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Corporation or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net payments (whether positive or negative) pursuant to Interest Rate Agreements, (viii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Corporation) in connection with Indebtedness Incurred by such plan or trust and (ix) cash and Disqualified Stock dividends in respect of all Preferred Stock of Subsidiaries and Disqualified Stock of the Corporation held by Persons other than the Corporation or a Wholly-Owned Subsidiary and less (a) to the extent included in such interest expense, the amortization of capitalized debt issuance costs and
(b) interest income. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of the Corporation, that was not a Wholly-Owned Subsidiary, shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

                     "Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Corporation and its consolidated Subsidiaries determined prior to payment of dividends on the Senior Exchange Preferred Stock and Senior Preferred Stock in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any person acquired by the Corporation or any of its Restricted Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) any net income of any Restricted Subsidiary of the Corporation if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Corporation (other than restrictions in effect on the Issue Date with respect to a Restricted Subsidiary of the Corporation and other than restrictions that are created or exist in compliance with this Certificate of Designation, (iii) any gain or loss realized upon the sale or other disposition of any assets of the Corporation or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (iv) any extraordinary gain or loss, (v) the cumulative effect of a change in accounting principles,
(vi) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the lesser of (A) dividends or distributions paid to the Corporation or any of its Restricted Subsidiaries by such Person and (B) the net income of such Person (but in no event less than zero), and the net loss of such Person (other than an Unrestricted Subsidiary) shall be included only to the extent of the aggregate Investment of the Corporation or any of its Restricted Subsidiaries in such Person and (vii) any non-cash expenses attributable to grants or exercises of employee stock options. Notwithstanding the foregoing, Consolidated Net Income for any period shall be reduced by the aggregate amount of dividends paid during such period pursuant to clause (i) of paragraph (l)(ii) and for the purpose of paragraph (l)(ii) only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Corporation or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant.

                     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Corporation and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Corporation ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available (but in no event ending more than 135 days prior to the taking of such action), as (i) the par or stated value of all outstanding Capital Stock of the Corporation plus (ii) paid in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

                     "Continuing Director" of any Person means, as of the date of determination, any Person who (i) was a member of the Board of Directors of such Person on the date of the Indenture or (ii) was nominated for election or elected to the Board of Directors of such Person with the affirmative vote of a majority of the Continuing Directors of such Person who were members of such Board of Directors at the time of such nomination or election.

                     "Corporation" shall have the meaning ascribed to it in the first paragraph of this Certificate of Designation.

                     "Corresponding Amendment" shall have the meaning ascribed to it in paragraph (f)(ii)(C) hereof.

                     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap, agreement or other similar agreement to which Person is a party or a beneficiary.

                     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Notes, or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time prior to the final Stated Maturity of the Senior Exchange Preferred Stock.

                     "Dividend Period" means the Initial Dividend Period and, thereafter, each quarterly dividend period.

                     "Equity Offerings" means an offering for cash by the Corporation of its Common Stock or option warrants or rights with respect to its Common Stock.

                     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder,

                     "Existing Indebtedness" means Indebtedness of the Corporation or its Restricted Subsidiaries in existence and outstanding on the Issue Date.

                     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

                     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                     "Holder" means a holder of shares of Senior Exchange Preferred Stock or Senior Preferred Stock, as the context requires, as reflected in the stock books of the Corporation.

                     "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

                     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and accrued expenses incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock other than the Senior Exchange Preferred Stock and the Senior Preferred Stock or, with respect to any Restricted Subsidiary of the Corporation, any Preferred Stock of such Restricted Subsidiary to the extent such obligation arises on or before the Stated Maturity of such Preferred Stock (but excluding, in each case, accrued dividends) and

(ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations as described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability of such Person, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date.

                     "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the first Regular Dividend Payment Date to occur thereafter.

                     "Indenture" means the Indenture dated as of June 25, 1997, by, and among the Corporation, the Subsidiary Guarantors and United States Trust Company of New York as Trustee.

                     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

                     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts payable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the paragraph (l)(iv), (i) "Investment" shall include the portion (proportionate to the Corporation's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Corporation at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Corporation shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to
(x) the Corporation's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Corporation's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors and evidenced by a resolution of such Board of Directors certified in an officers' certificate.

                     "Issue Date" means the date on which the Preferred Stock are originally issued.

                     "Junior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

                     "Lien" means any security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof.

                     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, therefrom in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,
(ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, provided, however, that upon any reduction in such reserves (other than to the extent resulting from payments of the respective reserved liabilities), Net Available Cash shall be increased by the amount of such reduction to reserves, and retained by the Corporation or any Restricted Subsidiary of the Corporation after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition); provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Corporation or any Restricted Subsidiary.

                     "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

                     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

                     "New Senior Secured Facilities" means Indebtedness of the Corporation and its Restricted Subsidiaries under a revolving credit facility in an aggregate principal amount not greater than $25 million (including a letter of credit sublimit of $10 million) and $85,000,000 aggregate principal amount of senior secured floating rate notes.

                     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Corporation nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor, general partner or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Corporation or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

                     "Notes" means the $155,000,000 aggregate principal amount of 11% Senior Notes due 2004 issued by the Corporation on the Issue Date.

                     "Parity Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

                     "Permitted Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of the Corporation and its Restricted Subsidiaries on the Issue Date.

                     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

                     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

                     A "Public Market" exists at any time with respect to the common stock of the Corporation if (i) the common stock of the Corporation is then registered with the Securities and Exchange Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System and (ii) at least 15% of the total issued and outstanding common stock of the Corporation, as applicable, has been distributed prior to such time by means of an effective registration statement under the Securities Act.

                     "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

                     "Redemption Date", with respect to any shares of Senior Exchange Preferred Stock or Senior Preferred Stock, means the date on which such shares are redeemed by the Corporation.

                     "Redemption Notice" shall have the meaning ascribed to it in paragraph (e)(iii) hereof.

                     "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Corporation that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (A) the first anniversary of the Stated Maturity of the Notes and (B) the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the lesser of (A) the Average Life of the Notes and (B) the Average Life of the Indebtedness being refinanced, (iii) the Refinancing Indebtedness is subordinated to the Notes on the same terms as the Indebtedness being refinanced if such Indebtedness is subordinate to the Notes and, (iv) the Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to (or 101% of, in the case of a refinancing of the Notes in connection with a Change of Control) or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accredited value) then outstanding of the Indebtedness being refinanced (plus the amount of any premium required to be paid in connection therewith and reasonable fees and expenses therewith) provided, further, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary which refinances Indebtedness of the Corporation.

                     "Registration Rights Agreement" means the Preferred Stock Registration Rights Agreement dated as of the Issue Date among the Corporation and NatWest Capital Markets Limited.

                     "Regular Dividend Payment Date" means March 15, June 15, September 15 and December 15 of each year.

                     "Regular Dividend Record Date" means March 1, June 1, September 1 and December 1 of each year.

                     "Regular Dividends" shall have the meaning ascribed to it in paragraph (c)(i) hereof.

                     "Restricted Payment" shall have the meaning ascribed to it in paragraph (l)(ii) hereof.

                     "Restricted Subsidiary" means any Subsidiary of the Corporation other than an Unrestricted Subsidiary.

                     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Corporation or a Restricted Subsidiary transfers such property to a Person and the Corporation or a Subsidiary leases it from such Person.

                     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                     "Senior Exchange Preferred Stock" shall have the meaning ascribed to in paragraph (a) hereof, such stock being the series publicly offered in exchange for the Senior Preferred Stock as contemplated by the Registration Rights Agreement and having terms identical in all material respects to the Senior Preferred Stock.

                     "Senior Preferred Stock" shall have the meaning ascribed to it in paragraph (a) of the Corporation's certificate of designation, dated as of June 25, 1997, governing the 12% Senior Payment-In-Kind Preferred Stock.

                     "Senior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

                     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

                     "Subordinated Obligations" means any Indebtedness of the Corporation (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

                     "Subsidiary" of any Person incorporated in the United States means any corporation, association, partnership or other business entity organized in the United States of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Corporation.

                     "Subsidiary Guarantees" means the guarantees of the Notes by the Subsidiary Guarantors (as such term is defined in the Indenture).

                     "Successor Corporation" shall have the meaning ascribed to it in paragraph (g) hereof.

                     "Triggering Event" shall have the meaning ascribed to it in paragraph (f)(iii) hereof.

                     "Unrestricted Subsidiary" means (i) any Subsidiary of the Corporation that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Corporation (including any newly acquired or newly formed Subsidiary of the Corporation) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Corporation or any Restricted Subsidiary of the Corporation that is not a Subsidiary of the Subsidiary to be so designated; provided, however, each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Corporation or any of its Restricted Subsidiaries and either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Corporation could Incur $1.00 of additional Indebtedness under the first sentence of paragraph (l)(i) and (y) no Triggering Event shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

                     "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Corporation, at least 99% of Capital Stock of which (other than directors' qualifying shares) is owned by the Corporation or another Wholly-Owned Subsidiary.